Exhibit 99.1

VOTING AGREEMENT

THIS AGREEMENT is made as of July [●], 2026.

BETWEEN:

(the “Securityholder”)

– and –

NovaGold Corporation,

a Delaware corporation

(“New NovaGold”)

WHEREAS the Securityholder is the registered and/or beneficial owner of that number of issued and outstanding common shares (the “NovaGold Shares”) in the capital of NovaGold Resources Inc. (“NovaGold”), a corporation existing under the Laws of the Province of British Columbia, set forth on the Securityholder’s signature page attached to this Agreement.

AND WHEREAS the Securityholder is the registered and/or beneficial owner of that number of options to acquire NovaGold Shares (the “NovaGold Options”) set forth on the Securityholder’s signature page attached to this Agreement.

AND WHEREAS the Securityholder is the registered and/or beneficial owner of that number of deferred share units to acquire NovaGold Shares (the “NovaGold DSUs”) set forth on the Securityholder’s signature page attached to this Agreement.

AND WHEREAS the Securityholder is the registered and/or beneficial owner of that number of performance share units to acquire NovaGold Shares (the “NovaGold PSUs”) set forth on the Securityholder’s signature page attached to this Agreement.

AND WHEREAS the Securityholder is the registered and/or beneficial owner of that number of warrants to acquire NovaGold Shares (the “NovaGold Warrants”) set forth on the Securityholder’s signature page attached to this Agreement.

AND WHEREAS concurrently with the execution of this Agreement, New NovaGold, NovaGold and Paulson Advisers LLC (“Paulson”) have entered into an arrangement agreement (the “Arrangement Agreement”) to consummate an arrangement as set forth in the plan of arrangement attached to the Arrangement Agreement (the “NovaGold Arrangement”).

AND WHEREAS concurrently with the execution of this Agreement, New NovaGold and the Paulson Members have entered into a contribution agreement (the “Contribution Agreement”) whereby each of the Paulson Members will contribute all of the Paulson Interests to New NovaGold in exchange for New NovaGold Voting Shares and New NovaGold Non-Voting Shares as set forth opposite such Paulson Member’s name on Annex A of the Contribution Agreement, as applicable.

AND WHEREAS concurrently with the execution of this Agreement, NovaGold, New NovaGold, the NovaGold Member, Paulson, and Donlin Holdings have entered into a Master Implementation Agreement (the “Master Implementation Agreement”) setting forth the rights and obligations of all parties thereto under the Arrangement Agreement, the Master Implementation Agreement, the Waiver Agreement, the Contribution Agreement, the NovaGold Voting Agreements and the Investor Rights Agreement (collectively, the “Transaction Agreements”).

AND WHEREAS the Securityholder acknowledges that New NovaGold would not enter into the Transaction Agreements but for the execution and delivery of this Agreement by the Securityholder.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

Section 1.1             Definitions

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement. For the purposes of this Agreement:

“Subject DSUs” means that number of NovaGold DSUs set forth on the Securityholder’s signature page attached to this Agreement, being all of the NovaGold DSUs owned legally or beneficially by the Securityholder or over which the Securityholder exercises control or direction;

“Subject Options” means that number of NovaGold Options set forth on the Securityholder’s signature page attached to this Agreement, being all of the NovaGold Options owned legally or beneficially by the Securityholder or over which the Securityholder exercises control or direction;

“Subject PSUs” means that number of NovaGold PSUs set forth on the Securityholder’s signature page attached to this Agreement, being all of the NovaGold PSUs owned legally or beneficially by the Securityholder or over which the Securityholder exercises control or direction;

“Subject Securities” means collectively, the Securityholder’s Subject Shares, Subject Options, Subject DSUs, Subject PSUs and Subject Warrants;

“Subject Shares” means that number of NovaGold Shares set forth on the Securityholder’s signature page attached to this Agreement, being all of the NovaGold Shares owned legally or beneficially, either directly or indirectly, by the Securityholder or over which the Securityholder exercises control or direction, either directly or indirectly, and shall further include any NovaGold Shares otherwise acquired by or issued to the Securityholder after the date hereof, including pursuant to the exercise of Subject Options, Subject DSUs, Subject PSUs and Subject Warrants; and

“Subject Warrants” means that number of NovaGold Warrants set forth on the Securityholder’s signature page attached to this Agreement, being all of the NovaGold Warrants owned legally or beneficially by the Securityholder or over which the Securityholder exercises control or direction.

Article 2
COVENANTS

Section 2.1             General Covenants of the Securityholder

Subject to the terms of this Agreement, the Securityholder hereby covenants and agrees in favour of New NovaGold that, from the date hereof until the termination of this Agreement pursuant to Article 4 of this Agreement:

(a)	at the NovaGold Meeting or any other meeting of shareholders of NovaGold (including in connection with any separate vote of any sub-group of shareholders of NovaGold that may be required to be held and of which sub-group the Securityholder forms part) (a “Securityholder Voting Event”) called to vote upon the Arrangement and, if applicable, the transactions contemplated by the Transaction Agreements, including the NovaGold Arrangement Resolution, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Transaction Agreements, including the NovaGold Arrangement Resolution is sought, the Securityholder shall cause its Subject Shares (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares (which have a right to vote at such meeting) in favour of the approval of the transactions contemplated by the Transaction Agreements, including the Arrangement Resolution;

(b)	at any Securityholder Voting Event, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders or other shareholders of NovaGold is sought (including by written consent in lieu of a meeting), and without in any way limiting the Securityholder’s right to vote his or her Subject Shares on any other matters that may be submitted to a shareholder vote, consent or other approval, the Securityholder shall cause his or her Subject Shares (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted, including by proxy) his or her Subject Shares (which have a right to vote at such meeting) against (i) any action, agreement, transaction or proposal that would reasonably be expected to delay, prevent, interfere with, postpone, impede or frustrate the timely completion of the Arrangement and each of the transactions contemplated by the Transaction Agreements, in each case in any material respect, and (ii) any Acquisition Proposal that has not been determined to be a Superior Proposal (each, as defined in the Master Implementation Agreement);

(b)	the Securityholder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that would prevent the Securityholder from performing his or her obligations set forth in this Agreement;

(c)	the Securityholder agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, charge, grant a security interest in or otherwise dispose (which shall not include any vesting, expiry or exercise of any Subject Securities in accordance their terms), convey or encumber (each, a “Transfer”), or enter into any agreement, option, understanding or other arrangement with respect to the Transfer of, any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement or to satisfy the exercise price, costs and fees, and withholding and other tax obligations in connection with the exercise or vesting of such Subject Options, Subject DSUs, Subject PSUs or Subject Warrants, or (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than pursuant to this Agreement; provided that, the Securityholder may Transfer Subject Securities to a corporation or other entity directly or indirectly owned or controlled by the Securityholder provided that (x) such Transfer shall not relieve or release the Securityholder of or from its obligations under this Agreement, including, without limitation, the obligation of the Securityholder to vote or cause to be voted all Subject Shares at the NovaGold Meeting (or at any adjournment or postponement thereof) in accordance with the foregoing Sections 2.1(a) and (b), and (y) prior to or concurrent with the completion of such Transfer, the transferee agrees to be bound by the terms of this Agreement as though it were an original signatory hereto on terms acceptable to New NovaGold acting reasonably;

(d)	the Securityholder shall not exercise any rights of appraisal or rights of dissent with respect to the Arrangement or the transactions contemplated by the Arrangement Agreement that the Securityholder may have; and

(e)	no later than five (5) business days prior to the date of the NovaGold Meeting (or at any adjournment or postponement thereof): (i) with respect to any Subject Shares that are registered in the name of the Securityholder, the Securityholder shall deliver or cause to be delivered, in accordance with the instructions set out in the NovaGold Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution; and (ii) with respect to any Subject Shares that are beneficially owned by the Securityholder but not registered in the name of the Securityholder, the Securityholder shall deliver a duly executed voting instruction form to the intermediary through which the Securityholder holds its beneficial interest in the Securityholder’s Subject Shares instructing that the Securityholder’s Subject Shares be voted at the NovaGold Meeting in favour of the Arrangement Resolution. Such proxy or proxies shall name those individuals as may be designated by NovaGold in the NovaGold Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of New NovaGold.

Section 2.2             Irrevocable Proxy

The Securityholder hereby irrevocably appoints New NovaGold, and any individual designated in writing by New NovaGold, and each of them individually, as the Securityholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Securityholder, to vote its Subject Shares, or grant a consent or approval in respect of its Subject Shares, at the NovaGold Meeting (or at any adjournment or postponement thereof) in a manner consistent with Section 2.1 if, and only if, the Securityholder has not voted such Subject Shares in a manner consistent with Section 2.1 prior to the applicable voting deadline for the NovaGold Meeting (or at any adjournment or postponement thereof). The Securityholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Transaction Agreements, and that such irrevocable proxy is given to secure the performance of the duties of the Securityholder under this Agreement. This proxy and power of attorney granted by the Securityholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Securityholder with respect to any of the Shares. The Securityholder hereby ratifies and confirms all actions and things that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. For clarity, the irrevocable proxy granted by the Securityholder pursuant to this Section 2.2 shall be of no further effect upon the termination of this Agreement pursuant to Article 4 of this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1             Representations and Warranties of the Securityholder

The Securityholder hereby represents, warrants and covenants to New NovaGold as follows:

(a)	Capacity. The Securityholder is an individual of legal age and is legally competent to enter into and perform his or her obligations under this Agreement.

(b)	Enforceable. This Agreement has been duly executed and delivered by the Securityholder and, assuming the due authorization, execution and delivery by New NovaGold of this Agreement, this Agreement constitutes a legal, valid and binding obligation, enforceable against the Securityholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Ownership of Shares and Other Securities. As of the date hereof, the Securityholder is the sole registered and/or beneficial owner of his or her Subject Securities. As of the date hereof, the Subject Securities constitute all of the securities of NovaGold beneficially owned or owned of record by the Securityholder, and the Securityholder does not directly or indirectly control or direct, or own or have any registered or beneficial interest in, any other securities of NovaGold, other than the Subject Securities as disclosed on the Securityholder’s signature page attached to this Agreement.

(d)	No Proceedings. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Securityholder, threatened against the Securityholder or any of its properties that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the Securityholder’s ability to perform its obligations hereunder. There is no order of any Governmental Entity against the Securityholder that would reasonably be expected to have a material adverse impact on the Securityholder’s ability to perform its obligations hereunder.

(e)	No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or Transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to the Arrangement Agreement.

(f)	Voting. The Securityholder has all requisite authority to enter into this Agreement and to vote (or cause to be voted) the Subject Shares as contemplated herein. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind that, in each case, would prevent the Securityholder from performing his or her obligations set forth in this Agreement.

(g)	Reliance by New NovaGold. The Securityholder understands and acknowledges that New NovaGold is entering into the Transaction Agreements in reliance upon the execution and delivery of this Agreement by the Securityholder and the performance of this Agreement in accordance with its terms.

Section 3.2             Representations and Warranties of New NovaGold

New NovaGold hereby represents, warrants and covenants to the Securityholder, acknowledging that the Securityholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Capacity. It validly subsists under the laws of its jurisdiction of organization and has all necessary requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Authorization. The execution, delivery and performance of this Agreement by it has been duly authorized and no other internal proceedings on its part is necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)	Enforceable. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(d)	No Breach. Neither the execution and entry into this Agreement by New NovaGold, nor the compliance by New NovaGold of its obligations hereunder, will:

(i)	violate, conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws or any other constating document of New NovaGold, if applicable; or

(ii)	violate or conflict with any Law applicable to New NovaGold.

Article 4
TERMINATION

Section 4.1             Termination

This Agreement may be terminated by any party hereto upon the occurrence of any of the following events or circumstances:

(a)	by New NovaGold if: (i) any of the representations and warranties of the Securityholder in this Agreement shall not be true and correct in all material respects; or (ii) the Securityholder shall not have complied with its covenants to New NovaGold contained in this Agreement in all material respects;

(b)	by the Securityholder if: (i) any of the representations and warranties of New NovaGold in this Agreement shall not be true and correct in all material respects; (ii) New NovaGold shall not have complied with its covenants to the Securityholder contained in this Agreement in all material respects; or (iii) without the prior written approval of the Securityholder, (A) there is a decrease in the amount of, or change in the form of, the consideration payable by New NovaGold for the Subject Securities pursuant to the Arrangement Agreement or the Plan of Arrangement, (B) any of the Transaction Agreements are amended in a manner that adversely impacts the Securityholder, (C) any of the Transaction Agreements are amended or modified, or any provision thereof is waived, in a manner that extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to delay the consummation of the Arrangement beyond the Outside Date, (D) from and after the approval of the Arrangement Resolution by the Securityholders, any amendment, modification or action is taken that would require further approval of the Securityholders under applicable Law, or (E) NovaGold has entered into an agreement with respect to a Superior Proposal (as defined in the Master Implementation Agreement) in accordance with Section 5.8(c) of the Master Implementation Agreement; or

(c)	the Effective Time has not occurred on or before the Outside Date.

This Agreement shall terminate automatically upon the earliest to occur of any of the following events or circumstances:

(d)	the NovaGold Shareholder Approval having been obtained;

(e)	the mutual written agreement of New NovaGold and the Securityholder; or

(f)	if any of the Transaction Agreements are terminated in accordance with their terms.

Section 4.2             Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of breach of this Agreement which occurred prior to such termination and the Securityholder shall be entitled to withdraw any form of proxy or power of attorney which it may have given with respect of the Subject Securities.

Article 5
GENERAL

Section 5.1             Fiduciary Obligations

Notwithstanding any provision of this Agreement to the contrary, New NovaGold agrees and acknowledges that the Securityholder is bound hereunder solely in its, his or her capacity as a shareholder of NovaGold and that the provisions of this Agreement shall not be deemed or interpreted to bind the Securityholder or any of its directors or officers in his or her capacity as a director or officer of NovaGold or any of its subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of NovaGold or any of its subsidiaries.

Section 5.2             Further Assurances

The Securityholder will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as is necessary under applicable Law to perform his or her obligations under this Agreement.

Section 5.3             Disclosure

The Securityholder and New NovaGold consent to the disclosure of the substance of this Agreement in any press release or circular relating to the NovaGold Meeting and the filing of a copy thereof by NovaGold at www.sedarplus.ca and www.sec.gov. Nothing in this Agreement shall preclude the Securityholder from making such filings as are required by applicable Law in connection with the execution or performance of this Agreement.

Section 5.4             Time

Time is of the essence of this Agreement.

Section 5.5             Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

Section 5.6             Entire Agreement

This Agreement, and the provisions of the Arrangement Agreement incorporated herein by reference, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

Section 5.7             Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.8             Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.9             Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

Section 5.10          Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the parties hereto.

Section 5.11          No Third Party Beneficiaries

The parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the parties hereto and no person, other than the parties hereto, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 5.12          Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic mail addressed to the recipient as follows, in the case of:

(a)	New NovaGold, addressed as follows:

NovaGold Corporation

201 South Main Street, Suite 400

Salt Lake City, Utah

USA 84111

Attention:	Corporate Secretary
Email:	sean.pettey@novagold.com corporate.secretary@novagold.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500 – 1133 Melville Street

Vancouver, British Columbia V6E 4E5

Attention:	Trisha Robertson
Email:	trisha.robertson@blakes.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

395 9th Avenue

New York, New York, 10001, United States

Attention:	Howard Ellin
June Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b)	the Securityholder, as set forth on the signature page to this Agreement,

or to such other street address, individual or electronic communication number or address as may be designated by notice given by a party to the other party hereto. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic mail, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next business day if not given during such hours on any day.

Section 5.13          Specific Performance and other Equitable Rights

It is recognized and acknowledged by the parties hereto that a breach, or a threat of breach, by any Party of its covenants and obligations contained in this Agreement may cause irreparable damage to the other party hereto for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, the non-breaching Party shall be entitled to seek the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and to enforce specifically the terms and provisions of this Agreement exclusively in the courts without proof of actual damages, and all such rights and remedies at Law or in equity shall be cumulative. Nothing contained in this Section 5.13 shall be deemed to be an election of remedies. The parties hereto further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.13. Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by other party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement.

Section 5.14          Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

Remainder of page intentionally left blank

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

NovaGold Corporation

By:
Name:
Title:

Signature Page to NovaGold Voting Agreement

(Print Name of Securityholder)

(Signature of Securityholder or Authorized Signatory)

(Place of Residency)

(Name and Title)

Address:

Telephone:
Email:

(Number of NovaGold Shares Held)

(Number of NovaGold Options Held)

(Number of NovaGold DSUs Held)

(Number of NovaGold PSUs Held)

(Number of NovaGold Warrants Held)

Signature Page to NovaGold Voting Agreement